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                                         STATEMENT RE: COMPUTATION OF
                                               PER SHARE EARNINGS

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

                                                                  YEARS ENDED DECEMBER 31,
                                                     --------------------------------------------------------------
                                                       1995                1994                 1993
                                                     --------------------------------------------------------------
  Average shares outstanding,...................      $36,008,000           30,161,000            27,073,000
     Average common and common
  Equivalent shares outstanding.................      $36,008,000           30,161,000            27,073,000
  Net income....................................      $(4,867,000)        $(20,645,000)         $ (5,406,000)
  Preferred stock dividend......................      $(1,725,000)        $ (1,681,000)         $ (1,166,000)
  Computation of Earnings Per Share = Net ......
  Income/Average common equivalent shares ......      $(6,592,000)        $(22,326,000)         $ (6,572,000)
                                                      $36,008,000           30,161,000            27,073,000
  Earnings Per Share............................      $     (0.18)        $      (0.74)         $      (0.24)
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